Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 1, 2019

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports First-Quarter 2019 Financial Results
Increases Annual Distributable Cash Flow Guidance to $1.18 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $207.7 million for first quarter 2019 compared to $210.9 million for first quarter 2018.
Diluted net income per limited partner unit was 91 cents in first quarter 2019 and 92 cents in first quarter 2018. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.06 for first quarter 2019 was higher than the 90-cent guidance provided by management earlier this year. The better-than-expected 2019 results primarily benefited from the combined $21.8 million gain on disposition of assets related to the recognition of additional gain on the 2018 sale of a portion of the partnership’s ownership interest in BridgeTex Pipeline Company, LLC and gain on the recent sale of assets related to its discontinued Delaware Basin pipeline project to a third party. Further excluding the 10-cent favorable impact of these gains, diluted net income per limited partner unit of 96 cents for first quarter 2019 also exceeded guidance primarily due to the favorable impact of a higher commodity price environment on the partnership’s commodity-related activities and value of its product overages.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was a record $318.0 million for first quarter 2019 compared to $258.9 million for first quarter 2018. DCF for the 2019 period was positively impacted by a $10.8 million gain from the recent sale of the discontinued crude oil pipeline project.
“Magellan kicked off 2019 on solid footing, generating higher financial results from our core, fee-based transportation and terminals activities and record quarterly distributable cash flow during the first quarter of 2019,” said Michael Mears, chief executive officer. “Although our reported earnings were negatively impacted by mark-to-market accounting for open commodity hedges, we generated improved cash margin from our commodity-related activities during the current period as well.”
Mears continued, “Our outlook for the remainder of 2019 has strengthened based on favorable market conditions for our crude oil pipeline shipments and an improved commodity pricing environment. Magellan’s business fundamentals and financial position remain strong, bolstered by our commitment to capital discipline that we believe will serve as the foundation of our long-term success.”
An analysis by segment comparing first quarter 2019 to first quarter 2018 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation, amortization and impairment expense:
Refined products. Refined products operating margin was $171.9 million, a decrease of $39.5 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Otherwise, financial results from this segment’s fee-based transportation and terminals activities increased between periods.
Transportation and terminals revenue increased $6.6 million due to higher average pipeline rates. The current period benefited from the mid-year tariff adjustment of 4.4% on July 1, 2018. Further, the overall average refined products tariff increased between periods due to less volume transported on the supply-driven South Texas pipelines, which move at a much lower rate. The vast majority of the partnership’s refined products pipeline movements serve end-use demand-driven markets in Texas and the Mid-Continent region of the United States, and shipments to those markets were essentially unchanged between periods.
Operating expenses decreased $4.4 million due to a pension valuation correction that negatively impacted the 2018 results and lower spending for asset integrity in the 2019 period due to timing of maintenance work, partially offset by less favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $47.4 million between periods largely due to the recognition of unrealized losses in the current period on open futures contracts used to economically hedge the partnership’s commodity-related activities compared to gains in 2018. Details of these and other commodity-related adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, increased between periods due to higher hedged sales prices for its butane blending activities.
Crude oil. Crude oil operating margin was $140.2 million, an increase of $12.5 million. Transportation and terminals revenue increased $21.4 million due to fees earned from new storage and ancillary services in conjunction with storage capacity that Magellan leases from Seabrook Logistics, LLC, which is owned 50% by Magellan, higher contributions from the partnership’s condensate splitter and higher transportation volumes as a result of the favorable pricing differential between the Permian Basin and Houston. Overall, the average crude oil tariff decreased significantly between periods due to proportionately more volume on the Houston distribution system, which moves at a much lower rate, and also lower average committed rates on the Longhorn pipeline that became effective in the fourth quarter of 2018.
Earnings of non-controlled entities increased slightly between periods. The 2019 quarter benefited from higher contributions from Seabrook due to recently constructed storage, pipeline and export capabilities and more earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased volume from a contractual step-up in committed volumes in Sept. 2018 and recent joint tariff arrangements that drive incremental volume to Saddlehorn. These favorable items were mostly offset by lower earnings from BridgeTex, which was owned 50% by Magellan through Sept. 2018 and 30% thereafter following Magellan’s sale of a portion of its interest in BridgeTex.
Operating expenses increased $10.2 million due to fees paid to Seabrook for contract storage and ancillary services that Magellan utilized to provide services to its shippers and higher spending for asset integrity mainly related to planned maintenance for the condensate splitter during the current period.

Marine storage. Marine storage operating margin was $38.5 million, an increase of $8.5 million and a quarterly record for this segment. Transportation and terminals revenue increased and operating expenses decreased mainly due to timing of maintenance work, which resulted in more tanks utilized for contract storage in the first quarter of 2019. Other income was $4.8 million in 2019 primarily from the favorable benefit of insurance proceeds received in the current year related to Hurricane Harvey.
Other items. Depreciation, amortization and impairment expense increased $10.0 million primarily due to recent expansion capital expenditures and asset impairments recognized in the current period. Gain on disposition of assets was $21.8 million in 2019 related to the recognition of an additional $11.0 million gain in the current period on the 2018 sale of a portion of the partnership’s ownership interest in BridgeTex now that certain litigation subject to an indemnification obligation has been settled and $10.8 million attributable to the recent sale of assets related to Magellan’s discontinued Delaware Basin crude oil pipeline project to a third party. Other expense decreased $6.7 million as the first quarter of 2018 was negatively impacted by a pension valuation correction.
Net interest expense increased as a result of an $8.3 million debt prepayment cost in first quarter 2019 related to the partnership’s early extinguishment of its 6.55% notes that were due July 2019 with proceeds from its Jan. 2019 debt offering, partially offset by lower average borrowings and interest rate. As of March 31, 2019, the partnership had $4.3 billion of debt outstanding, including $69 million outstanding on its commercial paper program, and $13.5 million of cash on hand.

Expansion capital projects
Magellan continues to make excellent progress on its expansion projects, with key construction projects on-target to become operational during 2019.
The initial phase of the partnership’s joint-venture marine terminal in Pasadena, Texas became operational during Jan. 2019 with 1 million barrels of storage and a Panamax-capable dock. The second phase, representing an additional 4 million barrels of storage and supporting Aframax-capable dock and pipeline infrastructure, is expected to be in-service by the end of 2019.
Construction is well underway for the partnership’s East Houston-to-Hearne refined products pipeline. Based on the current schedule, Magellan expects to begin operations in late August. Significant activity is also underway for Magellan’s west Texas refined products pipeline expansion. Pipe production is nearing completion, with construction activities expected to begin later this month, and a mid-2020 in-service date is still projected.
Based on the progress of expansion projects underway, the partnership expects to spend approximately $1.1 billion in 2019 and $150 million in 2020 to complete its current slate of construction projects. These spending estimates include the construction of a new refined products terminal in Midland, Texas to be operational in mid-2020, consistent with start-up of the west Texas pipeline expansion.
In addition, Magellan remains focused on identifying incremental investment opportunities to fuel Magellan’s next wave of growth. The partnership continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time.

Financial guidance for 2019

As a result of solid financial performance during the first quarter and a more favorable overall commodity pricing environment, management is increasing its annual DCF guidance by $40 million to $1.18 billion for 2019, or approximately 1.27 times the amount needed to pay projected cash distributions for 2019. Guidance now assumes that the current favorable pricing differential between the Permian Basin and Houston continues during the second quarter, resulting in spot shipments on the Longhorn and BridgeTex pipelines through June 30. If the favorable differential were to continue beyond that period, management estimates the financial benefit of these uncommitted shipments is approximately $20 million per quarter.
Management remains committed to its stated goal of increasing annual cash distributions by approximately 5% for 2019 and is targeting distribution coverage of at least 1.2 times for the foreseeable future.
Including actual results so far this year, net income per limited partner unit is now estimated to be $4.05 for 2019, with second-quarter guidance of $1.13. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss first-quarter financial results and outlook for the remainder of 2019 is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 909-7944 and provide code 21920463. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 3:30 p.m. Eastern today through midnight on May 7. To access the replay, dial (800) 633-8284 and provide code 21920463. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments and the gain on disposition of assets, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation, amortization and impairment expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.

The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: projected, outlook, plan, goal, target, guidance, believe, estimate, expect, continue, maintain, commit, foreseeable, future, may, intend, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects with acceptable expected returns and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2019
Transportation and terminals revenue	$431,937	$460,792
Product sales revenue	241,592	162,995
Affiliate management fee revenue	5,250	5,148
Total revenue	678,779	628,935
Costs and expenses:
Operating	143,296	146,025
Cost of product sales	199,592	169,094
Depreciation, amortization and impairment	51,879	61,871
General and administrative	46,556	45,995
Total costs and expenses	441,323	422,985
Other income	—	6,941
Earnings of non-controlled entities	34,538	31,255
Operating profit	271,994	244,146
Interest expense	56,652	60,166
Interest capitalized	(4,647)	(3,454)
Interest income	(579)	(1,660)
Gain on disposition of assets	—	(21,788)
Other expense	8,724	2,050
Income before provision for income taxes	211,844	208,832
Provision for income taxes	934	1,169
Net income	$210,910	$207,663

Basic net income per limited partner unit	$0.92	$0.91

Diluted net income per limited partner unit	$0.92	$0.91

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,320	228,558

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,360	228,558

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2018	2019
Refined products:
Transportation revenue per barrel shipped	$1.464	$1.572
Volume shipped (million barrels):
Gasoline	67.6	62.1
Distillates	43.0	44.6
Aviation fuel	6.3	8.8
Liquefied petroleum gases	1.1	0.6
Total volume shipped	118.0	116.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.241	$0.945
Volume shipped (million barrels)	55.7	79.4
Crude oil terminal average utilization (million barrels per month)	16.0	19.8
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	28.3	37.7
Saddlehorn - volume shipped (million barrels)(2)	5.8	9.0

Marine storage:
Marine terminal average utilization (million barrels per month)	22.6	23.9

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2019
Refined products:
Transportation and terminals revenue	$260,394	$267,005
Affiliate management fee revenue	297	412
Other income	—	614
Earnings (losses) of non-controlled entities	2,318	(1,430)
Less: Operating expenses	94,049	89,678
Transportation and terminals margin	168,960	176,923
Product sales revenue	232,774	155,156
Less: Cost of product sales	190,333	160,154
Product margin	42,441	(4,998)
Operating margin	$211,401	$171,925

Crude oil:
Transportation and terminals revenue	$126,258	$147,608
Affiliate management fee revenue	4,016	3,486
Other income	—	1,573
Earnings of non-controlled entities	31,608	32,302
Less: Operating expenses	33,591	43,823
Transportation and terminals margin	128,291	141,146
Product sales revenue	6,439	5,713
Less: Cost of product sales	7,050	6,664
Product margin	(611)	(951)
Operating margin	$127,680	$140,195

Marine storage:
Transportation and terminals revenue	$46,200	$47,117
Affiliate management fee revenue	937	1,250
Other income	—	4,754
Earnings of non-controlled entities	612	383
Less: Operating expenses	17,964	14,897
Transportation and terminals margin	29,785	38,607
Product sales revenue	2,379	2,126
Less: Cost of product sales	2,209	2,276
Product margin	170	(150)
Operating margin	$29,955	$38,457

Segment operating margin	$369,036	$350,577
Add: Allocated corporate depreciation costs	1,393	1,435
Total operating margin	370,429	352,012
Less:
Depreciation, amortization and impairment expense	51,879	61,871
General and administrative expense	46,556	45,995
Total operating profit	$271,994	$244,146

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2019
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$207,663	$0.91	$0.91
Unrealized derivative (gains) losses associated with future physical product sales(1)	28,833
Inventory valuation adjustments associated with future physical product transactions	4,753
Excluding commodity-related adjustments(2)	$241,249	$1.06	$1.06

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,558
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,558

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2019
	2018	2019	Guidance

Net income	$210,910	$207,663	$925,000
Interest expense, net	51,426	55,052	205,000
Depreciation, amortization and impairment(1)	53,876	58,957	235,000
Equity-based incentive compensation(2)	(2,653)	(4,850)	15,000
Gain on disposition of assets(3)	—	(11,000)	(11,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(4)	11,479	25,036
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period(4)	(20,412)	51,318
Inventory valuation adjustments(5)	(1,098)	(7,626)
Total commodity-related adjustments	(10,031)	68,728	60,000
Distributions from operations of non-controlled entities in excess of earnings	17,216	11,822	38,000
Other(6)	3,644	—	—
Adjusted EBITDA	324,388	386,372	1,467,000
Interest expense, net, excluding debt issuance cost amortization(7)	(50,586)	(45,875)	(192,000)
Maintenance capital(8)	(14,860)	(22,498)	(95,000)
Distributable cash flow	$258,942	$317,999	$1,180,000

(1)
Prior year amounts have been reclassified to conform with the current year's presentation. Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.

(2)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The amounts above have been reduced by $9.3 million and $9.8 million, respectively, for cash payments associated with the plan, which are primarily related to tax withholdings.

(3)
Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations. The 2019 period includes a $10.8 million gain on the sale of residual assets related to the development of expansion projects which are considered ongoing in nature, and as such are included in DCF.

(4)
Certain derivatives used by the partnership as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The partnership excludes the net impact of these hedges from its determination of DCF until the related products are physically sold. In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in its determination of DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)
Other adjustments in 2018 include a $3.6 million adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard.

(7)	Interest expense in 2019 includes $8.3 million of debt prepayment premiums which are excluded from DCF as they are financing activities and are not related to the partnership's ongoing operations.

(8)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.